EXHIBIT 99.1

Atrion Reports Fourth Quarter and Full Year 2016 Results

ALLEN, Texas, Feb. 23, 2017 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ:ATRI) announced today that for the fourth quarter of 2016 revenues were $33.3 million compared to $32.4 million in the same period of 2015, while net income decreased to $5.6 million from $6.1 million, and diluted earnings per share were down to $3.00 from $3.27 in the prior-year period. For the full year 2016, Atrion’s revenues decreased to $143.5 million from $145.7 million in 2015, net income was down to $27.6 million from $28.9 million and diluted earnings per share decreased to $14.85 from $15.47 in 2015.

David Battat, CEO, commenting on the results for the fourth quarter and the full year 2016 as compared to the prior year periods said, "Revenues in our fourth quarter were higher by 3%, while operating income was down 9%. For the full year, revenues were down 2% with operating income lower by 8%." Mr. Battat added, "We are never pleased when year-over-year comparisons are lower. In prior statements, we cautioned about the impact of a strong dollar and the lapse of certain ophthalmic patents. To manage these forces, we focused on growing revenues in our primary activities in Fluid Delivery and Cardiovascular. These efforts resulted in positive revenue comparisons in both the third and fourth quarters.”

Mr. Battat stated, "We have recently been advised that certain ophthalmic customers are experiencing quality problems unrelated to the products we supply them. Shipments to these customers will likely remain on hold until such time as these issues are resolved. We expect deferred shipments to be made up in subsequent periods.”

Mr. Battat continued, "For the third consecutive quarter in 2016, we did not engage in share buybacks. Our cash and long and short term investments increased by $5.4 million in the quarter and $15.8 million during the year to a total of $54.0 million at year end."

Mr. Battat concluded, "Economic forecasts for 2017 suggest higher domestic growth and tighter monetary policy, potentially leading to higher inflation and an even stronger dollar. Because all of our manufacturing facilities are based in the U.S., we could experience higher operating costs while netting lower prices on the one-third of our sales destined to foreign markets. To counter these headwinds, we are continuing to focus on sales growth and investments in manufacturing that add capacity and increase efficiency. Although we may see uneven quarterly comparisons to 2016 periods, we are confident that we will end this year with a strong after-tax return on equity."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the Company’s shipments to ophthalmic customers, operating costs in 2017, prices on sales to foreign markets and after-tax return on equity. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission.

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$33,294	$32,372	$143,487	$145,733
Cost of goods sold	18,067	17,084	75,857	74,752
Gross profit	15,227	15,288	67,630	70,981
Operating expenses	7,616	6,958	28,504	28,471
Operating income	7,611	8,330	39,126	42,510

Interest income	134	135	448	771
Other income (expense)	--	(2,411)	(308)	(2,411)
Income before income taxes	7,745	6,054	39,266	40,870
Income tax provision	(2,174)	(4)	(11,685)	(11,945)
Net income	$5,571	$6,050	$27,581	$28,925

Income per basic share	$3.05	$3.32	$15.12	$15.67

Weighted average basic shares
outstanding	1,825	1,824	1,824	1,846

	$3.00	$3.27	$14.85	$15.47
Income per diluted share
Weighted average diluted shares
outstanding	1,859	1,849	1,857	1,870

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2016	2015
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$20,022	$28,346
Short-term investments	24,080	44
Total cash and short-term investments	44,102	28,390
Accounts receivable	17,166	16,620
Inventories	29,015	29,771
Prepaid expenses and other	3,181	2,934
Deferred income taxes	651	580
Total current assets	94,115	78,295

Long-term investments	9,945	9,866

Property, plant and equipment, net	65,265	63,314
Other assets	13,268	12,861

	$182,593	$164,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	9,073	9,316
Line of credit	--	--
Other non-current liabilities	10,532	10,922
Stockholders’ equity	162,988	144,098

	$182,593	$164,336

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800